Exhibit 99.1

News From
Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, III. 60015 ● (847) 914-2500

Media Contact:	Michael Polzin, 847-914-2920
Investor Contact:	Rick Hans, CFA, 847-914-2385
Lisa Meers, CFA, 847-914-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com
Walgreen Co. Recommends Rejection of Mini-Tender Offer by TRC Capital Corporation
     DEERFIELD, Ill., Nov. 10, 2010 — Walgreen Co. (NYSE: WAG)(NASDAQ: WAG) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to 3 million shares, or approximately 0.3 percent, of the outstanding Walgreens common stock at a price of $33 per share. TRC’s offer price represents approximately a 4.3 percent discount to the $34.49 closing price of Walgreens common stock on Nov. 2, 2010, the day before the offer commenced, and a 6.2 percent discount to the $35.06 closing price of Walgreens common stock on Nov. 9, 2010, the last trading day prior to the date of this news release. In addition, TRC’s offer is subject to numerous conditions, including the availability of financing on terms satisfactory to TRC in its reasonable discretion.
     Walgreens does not endorse TRC’s offer and recommends that shareholders do not tender their shares in response to the offer because it is a mini-tender offer at a price below the current market price for Walgreens shares and is subject to numerous conditions. Walgreens urges shareholders to obtain current market quotations for their shares, review the conditions to the offer, consult with their broker or financial adviser and exercise caution with respect to TRC’s offer. Walgreens is not associated in any way with TRC, its mini-tender offer or the offer documentation.
     According to TRC’s current offer documents, Walgreens shareholders who have already tendered their shares may withdraw their shares at any time prior to 12:01 a.m., New York City time, on Friday, Dec. 3, 2010, the expiration date set forth in the offer documents (unless extended), by following the procedures described in the offer documents.
     TRC has made many similar mini-tender offers for shares of other companies. Mini-tender offers are designed to seek to acquire less than 5 percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the Securities and

Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws.
     The SEC has cautioned investors about mini-tender offers, noting that “some bidders make these offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s Investor Tips regarding mini-tender offers may be found on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
     Walgreens encourages broker and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, regarding the dissemination of mini-tender offer materials, which can be found on the NYSE’s Website at www.nyse.com.
     Walgreens requests that a copy of this press release be included with all distributions of materials relating to TRC’s offer.
About Walgreens
     Walgreens (www.walgreens.com) is the nation’s largest drugstore chain with fiscal 2010 sales of $67 billion. The company operates 7,608 drugstores in all 50 states, the District of Columbia and Puerto Rico. Each day, Walgreens provides nearly 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility, long-term care and mail service, along with pharmacy benefit solutions and respiratory services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. Walgreens Take Care Health Systems subsidiary is the largest and most comprehensive manager of worksite health centers and in-store convenient care clinics, with more than 700 locations throughout the country.